                                                                 EXHIBIT 10.1


                             WAL-MART STORES, INC.
                            702 SOUTHWEST 8TH STREET
                          BENTONVILLE, ARKANSAS 72716



L.A. Gear, Inc.
2850 Ocean Park Blvd.
Santa Monica, CA 90405
Attention:  Robert H. Landes

Dear Mr. Landes:

         Set forth below are the terms of our Agreement with respect to the distribution by Wal-Mart Stores, Inc. ("Wal-Mart") of certain L.A. Gear, Inc. ("L.A. Gear") branded footwear products:

WAL-MART/L.A. GEAR BUSINESS RELATIONSHIP

         A. Scope. This Agreement relates to L.A. Gear men's, women's and children's lifestyle footwear products sold under the brand names "L.A. GEAR" and "Catapult by L.A. Gear" (collectively, "Footwear"). This Agreement does not relate to any Footwear products sold under the brand names "L.A. TECH," "FLAK," "Gravity Gear" or "L.A. Lights," or to any other L.A. Gear lighted footwear products.

         B. 1994 Footwear Purchases: Wal-Mart shall purchase from L.A. Gear Footwear having a total wholesale price to Wal-Mart (after all discounts and allowances) of $20 million, from the date of this Agreement through November 30, 1994.

         C.      Annual Minimum Volume Commitments.

                 1. During each of the 1995, 1996 and 1997 fiscal years, Wal-Mart shall purchase from L.A. Gear, for sale in Wal-Mart's stores located in the United States, Footwear having a total wholesale price to Wal-Mart (after all discounts and allowances) of not less than $80 million. References to fiscal periods for this Agreement refer to fiscal periods based on L.A. Gear's December 1 - November 30 fiscal year.

                 2. If the average weekly sell-through rate achieved by Wal-Mart (as determined per data recorded in Wal-Mart's Retail Link system, the "Average Weekly Rate") for the aggregate number of pairs of Footwear delivered to Wal-Mart in any of fiscal years 1995, 1996 or 1997 does not equal or exceed
* based on in-store inventory, the annual minimum volume commitment for the next succeeding fiscal year shall be as follows:

________________
* CONFIDENTIAL TREATMENT. MATERIAL OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.


If the Average Weekly Rate is:    The Minimum Volume Commitment shall be:
- -----------------------------     --------------------------------------
 * or more but less than *                        *
 * or more but less than *                        *
       less than *                                *

The Average Weekly Rate is calculated as follows:

                                       *

                 3. The Annual Minimum Volume Commitment is contingent upon the following:

Wal-Mart and L.A. Gear shall cooperate and work with each other in developing the styles, quality and costing of Footwear to be purchased by Wal-Mart hereunder, and L.A. Gear shall deliver to Wal-Mart in a timely manner samples of such styles of Footwear.

         D.      Purchase and Payment Terms:

                 1. Orders: All orders placed by Wal-Mart shall be in writing, and, except as otherwise specified herein in the Agreement, shall be governed by and subject to all of the terms and conditions set forth on Wal-Mart's standard purchase order form, a copy of which is attached hereto as Annex I.

                 2. Discount: Wal-Mart shall purchase Footwear at L.A. Gear's wholesale prices, less a * discount.

                 3. Containers: Each order placed by Wal-Mart under this Agreement shall be for shipment of full containers of Footwear.

                 4. Drive Fund: Wal-Mart shall be entitled to a credit in the amount of * of the dollar amount of all shipments of domestic Footwear for use solely in connection with point-of-sale displays, promotions, activities and gifts with purchases, in each case relating solely to L.A. Gear Footwear (the Drive Fund), which amount shall be credited as invoiced.

                 5. Defective Footwear: Wal-Mart shall report to L.A. Gear defective Footwear delivered to Wal-Mart which exceeds 1% of the number of pairs of any single style of Footwear delivered to Wal-Mart in any fiscal year. At L.A. Gear's request, Wal-Mart

________________
* CONFIDENTIAL TREATMENT. MATERIAL OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

shall provide such documentation and support as is reasonably necessary to evidence such defects. In addition to the Drive Fund Wal-Mart shall be entitled to a credit in the amount of 1% of the dollar amount of all net shipments of domestic Footwear for use solely in connection with returns and defective product (the "Return Credit"). This Return Credit of 1% will be taken off invoice. In addition to the Return Credit, Wal-Mart may return to L.A Gear for full credit any and all Footwear having major defects which Wal-Mart and L.A. Gear agree render such Footwear unusable or unsellable by Wal-Mart.

                 6. Payment Terms: L.A. Gear shall invoice Wal-Mart for sales of Footwear on the date on which Wal-Mart takes possession of the Footwear. All payments for sales hereunder shall be due * days from possession date (invoice date) * .

         E.      Presentation:


                 1.       *


                 2. Stores without concept shops will feature and sign L.A. Gear Footwear products as best as possible to maximize sales.

         F. Spokespeople: L.A. Gear will make its spokespeople, that are mutually agreed upon by Wal-Mart and L.A. Gear, available to Wal-Mart for advertising and promotional activities, at times and in places mutually agreed upon by Wal-Mart and L.A. Gear, subject to the terms of then existing agreements between such spokespeople and L.A. Gear and in accordance with L.A. Gear's overall marketing strategy. Nothing contained herein shall be deemed to require L.A. Gear to provide or to contract with any specific individual for purposes of this Agreement.

         G. Confidentiality: Each of L.A. Gear and Wal-Mart shall, and shall cause its respective employees, officers, and directors, and shall use its best efforts to cause its respective agents and representatives, to maintain and hold in strict confidence, keep confidential and not disclose to any person without the prior written consent of the other party hereunder, or use in any manner except as specifically set forth in this Agreement, (i) the terms of this Agreement, and (ii) the


________________
* CONFIDENTIAL TREATMENT. MATERIAL OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

information contained in any reports, certificates or notices delivered hereunder; except if such party reasonably believes, after consultation with its counsel, that such disclosure is required by the federal securities laws or any other applicable law, rule, judgment, court order, or decree.

         H. Assignment: Neither L.A. Gear or Wal-Mart shall assign its rights or delegate its duties under this Agreement without the other's prior written consent.

         I. Hold Harmless. L.A. Gear shall protect, defend, hold harmless and indemnify Wal-Mart from and against any and all claim, actions, liabilities, losses, costs and expenses, even if such claims are groundless, fraudulent or false, arising out of any actual or alleged infringement of any patent, trademark or copyright by any merchandise sold to Wal-Mart hereunder, or arising out of any actual or alleged death of or injury to any person, damage to any property, or any other damage or loss, by whomsoever suffered, resulting or claimed to result in whole or in part from any actual or alleged defect in such merchandise, whether latent or patent, including actual or alleged improper construction or design of said merchandise or the failure of said merchandise to comply with Wal-Mart's specifications to L.A. Gear or with any express or implied warranties of L.A. Gear or arising out of any actual or alleged violation by L.A. Gear in connection with such merchandise, or its manufacture, possession, use or sales, of any law, statute or ordinance of any governmental administrative order, rule or regulation applicable thereto. The duties and obligations of L.A. Gear created hereby shall not be affected or limited in any way by Wal-Mart's extension of express or implied warranties to its customers, except to the extent that any such warranties expressly extend beyond the scope of L.A. Gear's warranties, express or implied, to Wal-Mart.
It is further agreed that all duties and obligations of L.A. Gear set forth in this paragraph shall extend in full force and effect to pallets or other transport or display devices provided by L.A. Gear. In the event of any claims or actions to which this Section (I) relates, L.A. Gear shall have the sole ability to defend or settle any claim or action with respect to the defense or settlement of any such claim or action without L.A. Gear's prior written consent. Further, in the event of any such claim or action, Wal-Mart shall at L.A. Gear's request, return all or any part of any then-unsold merchandise to which such claim or action relates and L.A. Gear shall refund the purchase price of any such merchandise for which payment has been made by Wal-Mart. Notwithstanding the foregoing, L.A. Gear shall have no liability under this Section (I) with respect to any claim or action unless Wal-Mart shall deliver written notice of such claim or action to L.A. Gear promptly upon Wal-Mart's receipt thereof.

         If the foregoing correctly sets forth our Agreement, please so indicate by signing both copies of this Agreement in the space below, and returning one copy to Wal-Mart whereupon this shall constitute a binding Agreement between both parties hereto with respect to the subject matter herein.



                                         WAL-MART STORES, INC.


                                         By:    /s/ Thomas M. Coughlin
                                            ------------------------------
                                         Name:  Thomas M. Coughlin
                                         Title: Senior Vice President -
                                                Specialty Division





Acknowledged and agreed as of this 8th day of June, 1994:

L.A. GEAR, INC.


By:     /s/ Robert H. Landes
   ------------------------------
Name:  Robert H. Landes
Title: Senior Vice President - Sales